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                                                                  EXHIBIT 99.1


                         INDEPENDENT ACCOUNTANT'S REPORT

Board of Directors
Sistersville Bancorp, Inc.

We have reviewed the accompanying consolidated balance sheet of Sistersville Bancorp, Inc. and subsidiary as of December 31, 2000, and the related consolidated statement of cash flows for the nine month period ended, and the consolidated statements of income and comprehensive income for the nine- and three-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of March 31, 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders equity, and cash flows for the year then ended (not presented herein); and in our report dated April 14, 2000, we expressed an unqualified opinion on those consolidated financial statements.

/s/ S. R. SNODGRASS, A.C.

Wheeling, West Virginia
February 2, 2001


S. R. Snodgrass, A.C.
980 National Road, Wheeling, WV 26003-6400